NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on December 04, 2023, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on November 21, 2023 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Prior to market open on November 21, 2023, First Trust Dynamic Europe Equity Income Fund (NYSE: FDEU), a closed-end management investment company completed the reorganization into First Trust Active Global Quality Income ETF (NYSE Arca: AGQI), an actively managed exchange-traded fund. In the reorganization, the assets of FDEU were transferred to, and the liabilities of FDEU were assumed by, AGQI. The shareholders of FDEU received shares of AGQI with a value equal to the aggregate net asset value of the shares of FDEU held by them. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on November 21, 2023.